Exhibit 21.1

Subsidiaries of Forbes Energy Services Ltd.

Subsidiary Name	State or Country of Incorporation
Forbes Energy Services LLC	Delaware
TX Energy Services, LLC	Delaware
C.C. Forbes, LLC	Delaware
Superior Tubing Testers, LLC	Delaware
Forbes Energy International, LLC	Delaware
Forbes Energy Services México, S. de R.L. de C.V.	Mexico
Forbes Energy Services México Servicios de Personal, S. de R.L. de C.V.*	Mexico

*	The equity interests of Forbes Energy Services México Servicios de Personal, S. de R.L. de C.V. were sold in January 2012.